Exhibit 10(g)

Director Compensation Program including the Independent Director Compensation Policy pursuant to the 2013 Equity Incentive Plan

Unless the context otherwise requires, all capitalized terms used herein shall have the respective meanings assigned to them in the EastGroup Properties, Inc. 2013 Equity Incentive Plan (the “Plan”).

EQUITY AWARDS

The following shall constitute the equity awards under the Independent Director Compensation Policy under the Plan:

Initial Share Award

The Company shall automatically award each new Independent Director appointed or elected to the Board an award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions. The Company shall issue the restricted shares awarded under this paragraph on the fifth business day following the effective date of the election or appointment.

Annual Retainer Share Award

(a)    Each year, as of the date of the Company’s annual meeting of stockholders, the Company shall automatically award Shares to each Independent Director who has been elected or reelected as a member of the Board of Directors at the annual meeting. The number of Shares shall be equal to $80,000 divided by the Fair Market Value of a Share on the date of such election. If a fraction results, the number of Shares shall be rounded up to the next whole number.

(b)    If an Independent Director is elected or appointed to the Board of Directors other than at an annual meeting of the Company and has not received a Share award pursuant to paragraph (a) during the twelve months preceding election or appointment, the Company shall automatically award to the Independent Director a number of Shares that is equal to the amount determined pursuant to paragraph (a) based on the date of election or appointment multiplied by a fraction, the numerator of which is the remainder of 365 minus the number of days between the adjournment of the last annual meeting and the effective date of the appointment or election, and the denominator of which is 365. If a fraction results, the number of Shares shall be rounded up to the next whole number.

(c)    The Company shall issue the Shares awarded under this paragraph (a) or (b) on the fifth business day following the effective date of the election, reelection or appointment.

Revised May 10, 2017

CASH PAYMENTS

In addition to equity awards under the Plan, Independent Directors shall be entitled to the following payments in cash:

Annual Cash Retainer
In addition to the Annual Retainer Share Award defined above, each non-employee director will be paid an annual cash retainer of $40,000 payable on a monthly basis. The chairperson of the Audit Committee and Compensation Committee will each receive an additional annual cash retainer in the amount of $15,000. The chairperson of the Nominating and Corporate Governance Committee will receive an additional annual cash retainer in the amount of $10,000. All other committee chairpersons will receive an additional $7,500 annual cash retainer and the Lead Director will receive an additional $10,000 annual cash retainer.

Board and Committee Meeting Fees
Non-employee directors receive $1,500 for each Board meeting attended. Non-employee directors receive $1,000 for each committee meeting attended. Directors are reimbursed for travel expenses in connection with meetings.